SPECTRAN CORPORATION






EXHIBIT 21.0



                                  SUBSIDIARIES




Name of Subsidiary                                Jurisdiction of Incorporation

SpecTran Communication Fiber Technologies, Inc.                        Delaware

SpecTran Specialty Optics Company                                      Delaware

Applied Photonic Devices, Inc.                                         Delaware